Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES NEW CREDIT FACILITY AND

PROVIDES AN UPDATE ON FINANCIAL LIQUIDITY

BORROWING BASE AND INITIAL COMMITMENT AMOUNT OF $300 MILLION

$32 MILLION FEDERAL INCOME TAX REFUND RECEIVED

APPROXIMATELY $225 MILLION OF AVAILABLE LIQUIDITY

RADNOR, PA (BusinessWire) October 1, 2012 – Penn Virginia Corporation (NYSE: PVA) announced today that it has closed on a new senior secured revolving credit facility (the “New Credit Facility”).

The New Credit Facility has a five-year maturity, a $300 million commitment amount, an accordion feature to expand commitment amounts by up to $300 million and an initial $300 million borrowing base, which is $70 million higher than the borrowing base under its previous revolving credit facility (the “Previous Credit Facility”). Currently, PVA has $77 million drawn under the New Credit Facility, approximately $2 million of letters of credit and approximately $4 million of cash on hand following the recent receipt of a $32 million federal income tax refund. As a result, PVA has cash plus availability under the New Credit Facility of approximately $225 million.

The applicable interest rate margin under the New Credit Facility ranges from LIBOR plus 1.50 percent to LIBOR plus 2.50 percent, depending on the amount drawn at any given time on the New Credit Facility. This range is unchanged from the Previous Credit Facility. The current applicable interest rate margin under the New Credit Facility is LIBOR plus 1.75 percent. The maximum leverage ratio covenant was amended in the New Credit Facility to allow a total debt to EBITDAX ratio, as defined in the New Credit Facility, of 4.50 times through December 31, 2013, 4.25 times through June 30, 2014 and then 4.00 times through maturity. The maximum leverage ratio under the Previous Credit Facility was 4.50 times through June 30, 2013 and then 4.00 times through maturity. The borrowing base under the New Credit Facility will be re-determined based on a semi-annual review of PVA's total proved crude oil, natural gas liquids and natural gas reserves starting in the spring of 2013.

Wells Fargo Bank, N.A. served as the administrative agent, issuing bank and co-lead arranger and RBC Capital Markets LLC served as co-lead arranger.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of natural gas and oil in various domestic onshore regions including Texas, the Mid-Continent and Mississippi. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com